Exhibit 99.1

LAKE REGION MEDICAL HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	October 3, 2015	January 3, 2015
Assets
Current assets:
Cash	$52,362	$44,191
Accounts receivable, net of allowances of $5,037 and $5,119 as of October 3, 2015 and January 3, 2015, respectively	87,876	78,078
Inventory	97,816	89,191
Deferred income taxes	4,407	4,404
Prepaid expenses and other current assets	9,014	6,192

Total current assets	251,475	222,056
Property, plant and equipment, net	184,353	186,637
Goodwill	711,681	719,842
Other intangible assets, net	173,565	193,782
Deferred financing costs and other assets, net	20,784	23,443

Total assets	$1,341,858	$1,345,760

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$8,350	$8,350
Accounts payable	30,037	27,531
Accrued payroll and benefits	25,336	20,865
Derivative liabilities	8,836	3,253
Accrued interest	2,988	3,460
Customer deposits	2,227	5,238
Accrued expenses and other current liabilities	26,364	23,356

Total current liabilities	104,138	92,053
Long-term debt	1,034,125	1,040,388
Deferred income taxes	38,802	38,936
Other liabilities	9,802	9,480

Total liabilities	1,186,867	1,180,857

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 50,000 shares authorized; no shares outstanding	—	—
Common stock, par value $0.01 per share, 200,000 shares authorized; 156,053 and 155,898 shares issued and outstanding at October 3, 2015 and January 3, 2015, respectively	1,561	1,559
Additional paid-in capital	717,339	715,786
Accumulated other comprehensive loss	(60,957)	(41,071)
Accumulated deficit	(502,952)	(511,371)

Total stockholders’ equity	154,991	164,903

Total liabilities and stockholders’ equity	$1,341,858	$1,345,760

See notes to unaudited condensed consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Nine Months Ended
	October 3, 2015	September 27, 2014
Net sales	$606,347	$549,095
Cost of sales (exclusive of amortization)	456,440	418,586

Gross profit (exclusive of amortization)	149,907	130,509

Operating expenses:
Selling, general and administrative expenses	62,146	61,864
Research and development expenses	7,913	6,308
Impairment of trade name	—	26,800
Restructuring expenses	3,021	1,652
Loss (gain) on disposal of assets	333	(16)
Amortization of intangible assets	16,528	18,320

Total operating expenses	89,941	114,928

Income from operations	59,966	15,581

Other expense, net:
Loss on debt extinguishment	—	(53,422)
Interest expense, net	(44,578)	(47,082)
Other expense, net	(3,908)	(282)

Total other expense, net	(48,486)	(100,786)

Income (loss) before income taxes	11,480	(85,205)
Provision (benefit) for income taxes	3,061	(40,035)

Net income (loss)	$8,419	$(45,170)

See notes to unaudited condensed consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Nine Months Ended
	October 3, 2015	September 27, 2014
Net income (loss)	$8,419	$(45,170)
Other comprehensive income (loss), net of income taxes
Unrealized loss on derivatives	(6,110)	(468)
Realized loss on derivatives	527	—
Cumulative translation adjustment	(14,303)	(21,756)

Other comprehensive loss, net of income taxes	(19,886)	(22,224)

Comprehensive loss	$(11,467)	$(67,394)

See notes to unaudited condensed consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Unaudited Condensed Consolidated Statement of Stockholders’ Equity

For the Nine Months Ended October 3, 2015

(in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Equity
	Shares	Amount
Balance, January 4, 2015	155,898	$1,559	$715,786	$(41,071)	$(511,371)	$164,903
Issuance of shares upon vesting of restricted stock units	155	2	(2)	—	—	—
Other comprehensive loss, net	—	—	—	(19,886)	—	(19,886)
Share-based compensation and other	—	—	1,555	—	—	1,555
Net income	—	—	—	—	8,419	8,419

Balance, October 3, 2015	156,053	$1,561	$717,339	$(60,957)	$(502,952)	$154,991

See notes to unaudited condensed consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	October 3, 2015	September 27, 2014
Cash flows from operating activities:
Net income (loss)	$8,419	$(45,170)
Adjustments to reconcile net income (loss) to net cash provided by operating activities (net of acquisition):
Depreciation and amortization	36,394	37,057
Amortization of debt discounts and non-cash interest	2,482	2,491
Impact of inventory valuation step-up for an acquisition	—	6,263
Impairment of trade name	—	26,800
Loss on debt extinguishment	—	53,422
Loss (gain) on disposal of assets	333	(16)
Deferred income taxes	346	(42,367)
Non-cash compensation expense	2,125	1,220
Changes in operating assets and liabilities (net of effects of an acquisition):
Accounts receivable	(12,868)	(5,642)
Inventory	(9,641)	(9,922)
Prepaid expenses and other current assets	(2,743)	1,572
Accounts payable, accrued expenses and other liabilities	13,769	(13,728)

Net cash provided by operating activities	38,616	11,980
Cash flows from investing activities:
Capital expenditures	(23,129)	(22,178)
Proceeds from sale of property and equipment	144	351
Cash paid for acquisition, net of cash acquired	—	(303,871)

Net cash used in investing activities	(22,985)	(325,698)

Cash flows from financing activities:
Proceeds from long-term debt	—	1,055,000
Repayments of long-term debt	(6,262)	(717,093)
Other	—	(441)
Payment of debt prepayment fees	—	(42,400)
Deferred financing costs	—	(23,982)

Net cash provided by (used in) financing activities	(6,262)	271,084

Effect of exchange rate changes	(1,198)	(701)

Net increase (decrease) in cash	8,171	(43,335)
Cash, beginning of period	44,191	72,240

Cash, end of period	$52,362	$28,905

Supplemental cash flow information:
Cash paid for interest	$42,452	$61,239

Cash paid for income taxes	$2,340	$11,112

Issuance of common stock in acquisition	$—	$75,000

Property and equipment purchases included in accrued expenses	$2,065	$1,406

See notes to unaudited condensed consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

Lake Region Medical Holdings, Inc. (“LRM Holdings”) provides, through its operating subsidiaries, customers in the medical device industry design and engineering, precision component manufacturing, device assembly and supply chain management services and is a manufacturer of interventional and diagnostic wire-formed medical devices and components specializing in minimally invasive devices for cardiovascular, endovascular and neurovascular applications for customers worldwide. LRM Holdings has extensive resources focused on providing its customers with reliable, high-quality, cost-efficient, integrated outsourced solutions. Sales are focused primarily in the United States of America (“U.S.”) and Western European markets. Headquartered in Wilmington, Massachusetts, LRM Holdings has manufacturing facilities in North America, Europe, and Asia and operates in two segments: Advanced Surgical (“AS Segment”) and Cardio & Vascular (“C&V Segment”).

As discussed in Note 3, on March 12, 2014, LRM Holdings, along with its subsidiaries, completed the acquisition of Lake Region Manufacturing, Inc. (“Lake Region”), a Minnesota entity doing business as Lake Region Medical (the “Lake Region Medical Acquisition”). In September 2014, all LRM Holding subsidiaries commenced doing business as Lake Region Medical.

Basis of Presentation

LRM Holdings was formed by Accellent Holdings Corp. (“Accellent Holdings”) in February 2014 as a wholly owned subsidiary for the purpose of consummating the Lake Region Medical Acquisition. In connection with the Lake Region Medical Acquisition, all of the outstanding voting stock of Accellent Holdings was exchanged on a 1:1 basis for voting stock of LRM Holdings and LRM Holdings issued approximately 18% of its voting stock to former stockholders of Lake Region Medical as further discussed in Note 3. The former stockholders of Accellent Holdings controlled 100% of Accellent Holdings immediately prior to the Lake Region Medical Acquisition and approximately 82% of LRM Holdings immediately after the transaction. Further, a single stockholder controlled the voting stock of Accellent Holdings prior to the Lake Region Medical Acquisition and the voting stock of LRM Holdings immediately after the acquisition. The exchange of shares between Accellent Holdings and LRM Holdings is deemed a reorganization and Accellent Holdings is the deemed acquirer of Lake Region for the purpose of financial statement presentation. Reference to the “Company” within the notes to these consolidated financial statements refer to the consolidated financial statements of Accellent Holdings through March 12, 2014 and to the consolidated financial statements of LRM Holdings since March 12, 2014.

The Company’s fiscal year ends on the date determined by an annual reporting cycle whereby each fiscal year will typically consist of four 13-week quarters. The nine-month periods ended October 3, 2015 included 273 days, whereas the nine months ended September 27, 2014 included 270 days.

2. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB deferred the effective date so that it becomes effective for the Company for annual fiscal periods commencing after December 15, 2017 and for fiscal interim periods after December 15, 2018, with earlier adoption permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. This update could impact the timing and amounts of revenue recognized. The Company is currently evaluating the effect that implementation of this update will have on its consolidated financial position and results of operations upon adoption.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. This standard is effective for fiscal periods beginning after December 15, 2015. Early adoption is permitted. Once adopted, the impact of this standard on the Company’s consolidated financial statements will be limited to a reclassification of deferred financing costs from an asset balance to inclusion as an offset against the carrying value of long-term obligations.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure inventory at the lower of cost and net realizable value, which is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The standard requires prospective adoption and is effective for annual fiscal periods beginning after December 15, 2016 and interim fiscal periods beginning after December 15, 2017, with earlier adoption permitted for interim periods in the year of adoption. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements when adopted.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which amends the current requirement for organizations to present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. Organizations will now be required to classify all deferred tax assets and liabilities as noncurrent. ASU 2015-17 is effective for entities other than public business entities for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements when adopted.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires companies to recognize all leases as assets and liabilities on the consolidated balance sheet. This ASU retains a distinction between finance leases and operating leases, and the classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the current accounting literature. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model in Topic 842, the effect of leases in a consolidated statement of comprehensive income and a consolidated statement of cash flows is largely unchanged from previous accounting. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Earlier application is permitted. The Company is currently evaluating the impact that the adoption of this ASU will have on its consolidated financial statements and results of operations upon adoption.

3. Acquisition of Lake Region

As discussed in Note 1, on March 12, 2014, the Company completed the Lake Region Medical Acquisition. The Lake Region Medical Acquisition was completed through a Contribution and Merger Agreement among Accellent Holdings, LRM Holdings (“Buyer”), Accellent Inc., Lake Region and the other parties thereto (the “Contribution and Merger Agreement”). Accellent Holdings formed Buyer and Accellent Inc. formed Lake Region Merger Sub Inc. (“Merger Sub”) for purposes of consummating the transaction. Pursuant to the Contribution and Merger Agreement, Merger Sub merged with and into Lake Region, with Lake Region surviving as a wholly owned subsidiary of Accellent Inc. (“Lake Region Merger”). Immediately prior to closing the transaction, i) certain stockholders of Lake Region, severally and not jointly, contributed certain of their shares of Lake Region common stock to Buyer in exchange for, and in the aggregate, 27.778 million shares of Buyer common stock at $2.70 per share for a value of $75.0 million and ii) certain stockholders of Accellent Holdings, severally and not jointly contributed their respective shares of Accellent Holdings to Buyer in exchange for an equal number of shares of Buyer. Following the contribution of those certain shares of Lake Region common stock to Buyer, the Company paid $315.0 million in cash consideration to the remaining former Lake Region stockholders (“Seller”) for the remaining outstanding shares of Lake Region common stock, which were acquired via the Lake Region Merger, subject to adjustments in respect of outstanding indebtedness, cash, change in control payments and certain expenses of Lake Region. Subsequent to the closing, $3.2 million of working capital adjustments, to the benefit of the Buyer, were identified, reviewed and agreed to by the Seller and received by the Company in June 2014 of the $25.0 million initially held in escrow. In September 2014, the Company received $1.5 million of $2.3 million held in a second escrow. The Company made no further claims under the escrow arrangements and the remaining amounts were released in June 2015 upon expiration of the escrow arrangements. The acquisition of Lake Region supports the Company’s strategic intent to grow its C&V Segment and to create a leading interventional vascular business with more scale, a broader product offering and deeper customer relationships.

The transaction has been accounted for as a business combination. The results of the acquired business are included in the C&V Segment.

The Company generally employs the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows, among others.

Significant judgment is required in estimating the fair value of intangible assets acquired in a business combination and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows, among others. Any resultant allocation of purchase price consideration paid in excess of the fair value of assets assessed and acquired less liabilities assumed was identified accordingly and recognized as goodwill. The Company recognized $181.1 million of goodwill, which is not tax deductible and primarily due the inherent long-term value anticipated from the synergies and business opportunities expected to be achieved as a result of the transaction. A summary of the purchase price allocation for the acquisition of Lake Region is as follows:

Consideration transferred (in thousands):

Cash	$315,000
Fair value of equity securities issued by LRM Holdings to seller	75,000
Reimbursement of transaction costs to seller	1,669
Working capital adjustment	(3,264)

Total fair value of consideration transferred	$388,405

As of January 3, 2015, the Company finalized the purchase accounting for the acquisition.

Fair value measurement of the assets acquired and liabilities assumed (in thousands):

	Preliminary Allocation	Measurement Period Adjustments	As Adjusted
Cash	$9,534	$—	$9,534
Accounts receivable	22,613	—	22,613
Inventories	27,575	5,257	32,832
Prepaid expenses and other assets	15,012	1,064	16,076
Property, plant and equipment	67,301	7,568	74,869
Definitive life intangible assets
Trade name	—	16,700	16,700
Developed technology and know-how	—	38,000	38,000
Backlog	—	1,200	1,200
Customer relationships	—	78,000	78,000
Goodwill	291,418	(110,333)	181,085
Accounts payable, accrued expenses and other liabilities	(35,964)	(1,608)	(37,572)
Deferred tax liabilities	(5,820)	(39,112)	(44,932)

Total net assets acquired	$391,669	$(3,264)	$388,405

Net cash paid (in thousands):

Cash paid at the closing date	$(315,000)
Cash held by Lake Region	9,534
Reimbursement of transaction costs to Seller	(1,669)
Working capital adjustment received	3,264

Net cash paid in the nine months ended September 27, 2014	$(303,871)

The Company incurred transaction related costs of $5.7 million during the nine months ended September 27, 2014, consisting primarily of legal and accounting fees included in selling, general and administrative expenses.

The acquired definitive life intangible assets is comprised of a trade name, developed technology, backlog and customer relationships with weighted average amortization periods of 15 years, 11 years, 1 year and 15 years, respectively.

4. Inventories

Inventories consisted of the following (in thousands):

	As of
	October 3, 2015	January 3, 2015
Raw materials	$23,563	$22,849
Work-in-process	47,528	41,233
Finished goods	26,725	25,109

Total	$97,816	$89,191

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	As of
	October 3, 2015	January 3, 2015
Land	$7,741	$7,928
Buildings	47,866	47,469
Machinery and equipment	219,271	209,887
Leasehold improvements	16,593	16,439
Computer equipment and software	43,082	41,991
Acquired assets to be placed in service	36,656	26,298

	371,209	350,012
Less—Accumulated depreciation	(186,856)	(163,375)

Property, plant and equipment, net	$184,353	$186,637

Depreciation expense was $19.9 million and $18.7 million for the nine months ended October 3, 2015 and September 27, 2014, respectively.

6. Goodwill and Intangible Assets

The Company reports all amortization expense related to finite lived intangible assets separately within its accompanying condensed consolidated statements of operations. For the nine months ended October 3, 2015 and September 27, 2014, amortization expense related to intangible assets was as follows (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Cost of sales	$2,455	$2,694
Selling, general and administrative	14,073	15,626

Total	$16,528	$18,320

Goodwill is the amount by which the cost of acquired net assets in a business combination exceeds the fair value of net identifiable assets acquired. Intangible assets include the value ascribed to trade names and trademarks, developed technology and know-how, as well as customer relationships and backlog obtained in connection with business combinations.

Goodwill consisted of the following as of October 3, 2015 and January 3, 2015 (in thousands):

	As of
	October 3, 2015	January 3, 2015
Goodwill	$992,108	$1,000,269
Accumulated impairment losses	(280,427)	(280,427)

Goodwill carrying amount	$711,681	$719,842

The Company has elected October 31st as its annual impairment assessment date for goodwill and the indefinite lived intangible assets and performs additional impairment tests if triggering events occur.

The following table depicts the change in the Company’s goodwill during the nine months ended October 3, 2015 (in thousands):

	Cardio & Vascular	Advanced Surgical	Total
Balance January 4, 2015	$648,881	$70,961	$719,842
Effect of foreign currency translation	(8,161)	—	(8,161)

Balance at October 3, 2015	$640,720	$70,961	$711,681

The following table depicts the change in the Company’s goodwill during the nine months ended September 27, 2014 (in thousands):

	Cardio & Vascular	Advanced Surgical	Total
Balance January 1, 2014	$485,354	$70,961	$556,315
Acquisition of Lake Region	181,085	—	181,085
Effect of foreign currency translation	(10,985)	—	(10,985)

Balance at September 27, 2014	$655,454	$70,961	$726,415

In connection with the acquisition of Lake Region in March 2014, the Company agreed to change its trade name to Lake Region Medical and no longer use the trade name “Accellent” (“Accellent Trade Name”). Immediately prior to the business combination, the Company had a carrying value of $29.4 million related to the Accellent Trade Name. The planned change in name represented a triggering event for impairment testing that resulted in the recording of an impairment charge related to the Accellent Trade Name of $26.8 million in the nine months ended September 27, 2014. The remaining balance of $2.6 million was amortized through the end of fiscal year 2014, its remaining useful life. The Company recorded a tax benefit of $11.1 million on a discrete basis related to the impairment and amortization of the Accellent trade name.

The acquired tax basis of goodwill amortizable for federal income tax purposes is approximately $110.9 million. The remaining amortizable tax basis of goodwill is $15.4 million at January 3, 2015.

Intangible assets consisted of the following at October 3, 2015 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know-how	$53,226	$(22,135)	$31,091
Customer relationships	265,215	(137,702)	127,513
Trade names and trademarks	19,300	(4,339)	14,961
Backlog	1,065	(1,065)	—

Total intangible assets	$338,806	$(165,241)	$173,565

Intangible assets consisted of the following at January 3, 2015 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know-how	$53,832	$(19,759)	$34,073
Customer relationships	268,700	(124,992)	143,708
Trade names and trademarks	19,300	(3,506)	15,794
Backlog	1,147	(940)	207

Total intangible assets	$342,979	$(149,197)	$193,782

Estimated intangible asset amortization expense for the remainder of fiscal year 2015 is $5.5 million. The estimated annual intangible asset amortization expense approximates $21.9 million in fiscal years 2016 through 2019 and $80.6 million thereafter.

The remaining weighted-average amortization periods for finite lived intangible assets as of October 3, 2015 and January 3, 2015 were as follows (in years):

	As of
	October 3, 2015	January 3, 2015
Developed technology and know how	9.4	9.9
Customer relationships	9.1	9.2
Trade names and trademarks	13.4	14.2
Backlog	—	0.2
Total finite lived intangible assets	9.5	9.7

7. Other Liabilities

Other liabilities consisted of the following (in thousands):

	As of
	October 3, 2015	January 3, 2015
Pension and other retirement plan liabilities	$6,191	$6,288
Environmental liabilities	1,169	1,273
Deferred compensation	1,161	590
Restructuring liabilities	775	886
Other long-term liabilities	506	443

Total	$9,802	$9,480

8. Long-Term Debt

Long-term debt consisted of the following (in thousands):

	As of
	October 3, 2015	January 3, 2015
First Lien Loan (“First Lien”) maturing on March 12, 2021, interest at 4.5%	$822,475	$828,738
Second Lien Loan (“Second Lien”) maturing on March 12, 2022, interest at 7.5%	220,000	220,000

Total debt	1,042,475	1,048,738
Less—current portion	(8,350)	(8,350)

Long-term debt, excluding current portion	$1,034,125	$1,040,388

In March 2014, in connection with the acquisition of Lake Region, the Company obtained $1.06 billion of new debt financing sufficient to finance the acquisition, repay the Company’s Senior Secured Notes and Senior Subordinated Notes

(collectively the “Notes”), and pay transaction expenses (the “Refinancing”). On March 12, 2014, the Company completed its cash tender offers for any and all of (i) the $400 million aggregate principal amount of its outstanding Senior Secured Note and (ii) the $315 million aggregate principal amount of its outstanding Senior Subordinated Notes. A total of $368.7 million in aggregate principal amount, or approximately 92.16%, of the outstanding amount of the Senior Secured Notes, and $244.6 million in aggregate principal amount, or approximately 77.66%, of the outstanding amount of the Senior Subordinated Notes were repurchased by the Company in tender offers. Additionally on March 12, 2014, the Company transferred $111.7 million to the note paying agent to be held in escrow as payment to the holders that did not tender on the Senior Secured and Senior Subordinated notes. On April 11, 2014, the note paying agent redeemed all of the Notes remaining outstanding after the consummation of the tender offers, including $31.3 million aggregate principal amount of the Senior Secured Notes and $70.4 million aggregate principal amount of the Senior Subordinated Notes (the “Redemption”). The Senior Secured Notes were redeemed at a redemption price of 103.0%, together with accrued and unpaid interest and the Senior Subordinated Notes were redeemed at a redemption price of 107.5%, together with accrued and unpaid interest.

In connection with the early repayment of existing debt, the Company recognized a loss on the debt extinguishment of $53.4 million in the nine months ended September 27, 2014, which included $42.3 million of existing debt prepayment fees, $9.8 million of existing deferred financing fees, net and $1.3 million of existing discount on the Notes. As part of the Refinancing, the Company terminated its revolving credit facility.

The following describes the significant terms and conditions of the Company’s long-term debt arrangements at October 3, 2015.

First Lien Loan

The First Lien Loan (“First Lien”) administered by UBS AG - Stamford (“UBS”) totaled $835.0 million at issuance and bears interest at an all inclusive interest rate of 4.5% which includes a 3.5% margin, and through March 12, 2015, the LIBOR rate was fixed at a 1% floor, after which the rate is the greater of the 1% LIBOR floor or the three month LIBOR. The alternative base rate (“ABR”) is the Federal prime rate plus a margin of 2.50%. Choosing between the ABR or LIBOR rate for the year is determined at the Company’s discretion.

The First Lien matures on March 12, 2021. Interest is payable quarterly, commencing June 12, 2014. Principal payments of the First Lien Loan are payable in quarterly installments at 0.25% of initial aggregate principal commencing June 30, 2014 that are approximately $2.1 million and running through December 31, 2020, with the remaining principal payment of approximately $778.6 million due at maturity.

The Company’s obligations under the First Lien are jointly and severally guaranteed on a secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under the First Lien, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The Company may redeem the First Lien, in whole or in part, at a price equal to 100.00% of the principal amount thereof plus accrued and unpaid interest, if any, if the payment occurs on September 12, 2014 through March 11, 2021.

Included in the First Lien is a Revolving Credit Commitment (the “Revolver”) with a syndicate of financial institutions. The Revolver provides for revolving credit financing of up to $75.0 million, which includes a swingline commitment of $15.0 million (“Swingline”), subject to borrowing base availability, and matures on March 12, 2019. Borrowings under the Revolver bear interest at a rate per annum equal to, at the Company’s option: either (1) the ABR rate of the Federal prime rate plus a margin of 2.5%, or (2) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period of intended borrowing plus a margin of 3.5%. In addition to interest on any outstanding borrowings under the Revolver, the Company is required to pay a commitment fee of 0.50% per annum related to unutilized commitments. The Company must also pay customary administrative agency and customary letter of credit fees equal to the applicable margin on LIBOR loans. Total amount of commitment, administrative agency and letter of credit fees incurred under the Revolver for the nine months ended October 3, 2015 were minimal and are included within “Interest expense, net” in the accompanying condensed consolidated statements of operations. The Company’s aggregate borrowing capacity was $63.6 million, after giving effect to outstanding letters of credit totaling $11.4 million and there were no amounts outstanding under the Revolver at October 3, 2015.

All outstanding borrowings under the Revolver are due and payable in full on March 12, 2019 and are unconditionally guaranteed jointly and severally on a secured basis by all the Company’s existing and subsequently acquired or organized, direct or indirect U.S. restricted subsidiaries.

Solely with respect to any borrowings under the Revolver, the Company will not be permitted to have a First Lien leverage ratio greater than 7.75 to 1.00 for any trailing twelve month period beginning after June 30, 2014. The First Lien leverage ratio is the ratio of Consolidated First Lien Secured Debt minus cash and cash equivalents of the borrower, then divided by Consolidated EBITDA as defined in the agreement. The leverage ratio restriction is only applicable in a period during which the sum of (i) the aggregate principal amounts under the Revolver and Swingline and (ii) the aggregate face amount of letters of credit then outstanding, with certain exclusions, exceeds 30% of the amount of the total Revolver commitment. The leverage ratio restriction was not applicable as of October 3, 2015 or as of January 3, 2015.

Second Lien Loan

The Second Lien Loan (“Second Lien”) administered by Goldman Sachs Bank USA (“Goldman Sachs”) totaling $220.0 million bears interest at an all-inclusive interest rate of 7.5%, per annum which includes a 6.5% margin for LIBOR loans and through March 12, 2015, the LIBOR rate was fixed at 1% floor, after which the rate is the greater of the 1% LIBOR floor or the three month LIBOR. The ABR rate is the Federal prime rate plus a margin of 5.50%. Choosing between ABR or LIBOR rate for the year is determined at the Company’s discretion.

The Second Lien matures on March 12, 2022. Interest is payable quarterly, commencing June 12, 2014. Principal payment of the Second Lien is due at maturity.

The Company’s obligations under the Second Lien are jointly and severally guaranteed on a secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under the Second Lien, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The Company may redeem the Second Lien during any 12-month period commencing on the issue date, in whole or in part, at a price equal to 101.00% of the principal amount thereof plus accrued and unpaid interest, if any, if the prepayment occurs on or after March 12, 2015 through March 11, 2016; and at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, if the prepayment occurs on or after March 12, 2016 through March 11, 2022.

The indentures that govern the First Lien and Second Lien and the credit agreement that governs the Revolver, contain restrictions on the Company’s ability, and the ability of the Company’s subsidiaries: to (i) incur additional indebtedness or issue preferred stock; (ii) create liens; (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (iv) sell certain assets; (v) repay subordinated indebtedness prior to its stated maturity; (vi) pay dividends on, repurchase or make distributions in respect of the Company’s capital stock or make other restricted payments; (vii) make certain investments; (viii) enter into certain transactions with the Company’s affiliates.

Costs incurred in connection with the issuance of debt is deferred and amortized over the term of the debt on a straight-line basis as a component of interest expense. As of October 3, 2015 and January 3, 2015, the unamortized balance of deferred financing costs included in other assets in the accompanying condensed consolidated balance sheets was $18.9 million and $21.3 million, respectively.

9. Restructuring

During the third quarter of 2014, the Company announced the planned closure of its Arvada, Colorado site, the consolidation of its two Galway, Ireland sites and other restructuring actions that will result in a reduction in staff across both manufacturing and administrative functions at certain locations. All affected employees were offered individually determined severance arrangements. The decision to close its Arvada site and to consolidate its two Galway, Ireland sites results from the Company’s manufacturing strategy developed as part of the integration resulting from the Lake Region Merger in March 2014. For the nine months ended October 3, 2015, the Company recorded a restructuring expense of $2.9 million relating to planned staff reductions, including obligations for employee severances. The Company will incur additional restructuring expenses related to the planned staff reductions through the first half of fiscal year 2016, when the planned facilities consolidation and staff reductions are expected to be completed. Additional restructuring expenses related to closing facilities and relocation of manufacturing equipment are also expected. The cash payments related to these restructuring actions are expected to continue through 2016 and possibly early fiscal year 2017.

The following tables summarizes the amounts recorded related to restructuring activities as of and for the nine months ended October 3, 2015 (in thousands):

	Employee costs	Other exit costs	Total
Balance at January 4, 2015	$2,662	$777	$3,439
Restructuring expenses	2,944	76	3,020
Payments	(1,334)	(197)	(1,531)

Balance at October 3, 2015	$4,272	$656	$4,928

The restructuring expenses incurred are reflected in the accompanying condensed consolidated statements of operations and the accrual balances as of October 3, 2015 and January 3, 2015 are included in accrued expenses and other current liabilities or other liabilities in the accompanying condensed consolidated balance sheets as of their respective periods and depending on timing of the expected cash payments.

10. Share-Based Compensation

The Company’s employees participate under an Amended and Restated 2005 Equity Plan for Key Employees of Lake Region Medical Holdings, Inc. and its subsidiaries and affiliates (the “2005 Equity Plan”), which provides for grants of company stock in the form of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and stock appreciation rights.

The 2005 Equity Plan requires exercise of stock options within 10 years of grant. Vesting is determined in the applicable stock option agreement and occurs either in equal installments over 5 years from the date of grant (“Time-Based”), or upon achievement of certain performance targets over a five-year period (“Performance-Based”). Targets underlying the vesting of Performance-Based awards are achieved upon the attainment of a specified level of targeted adjusted earnings performance “Adjusted EBITDA”, as defined in the Company’s long-term debt agreements and as measured each calendar year. The vesting requirements for Performance-Based awards permit a catch-up of vesting should the target not be achieved in the specified calendar year but is achieved in a subsequent calendar year within the five-year vesting period. As of October 3, 2015 and January 3, 2015, the achievement of the underlying performance targets for outstanding Performance-Based awards was not deemed probable. The Company has not granted any Performance-Based awards since 2013. Certain of the share-based awards granted and outstanding as of October 3, 2015, are subject to accelerated vesting upon a sale of the Company or similar changes in control.

At October 3, 2015, the total number of shares authorized under the 2005 Equity Plan is 17.4 million shares and 4.3 million shares were available for future grant.

The fair value of the common stock is determined by the Company’s board of directors utilizing weighted market-based and discounted cash flow approaches and applying a variety of factors, including the entity’s financial position, historical financial performance, projected financial performance, valuations of publicly traded peer companies, the illiquid nature of the common stock, and arm’s length sales of common stock. The estimated fair value of the common stock was $4.50 and $2.70 per share at October 3, 2015 and January 3, 2015, respectively.

Share-based compensation expense

The Company’s share-based compensation expense for the nine months ended October 3, 2015 and September 27, 2014 was as follows (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Restricted stock awards and units	$325	$291
Time-Based awards	1,230	872

	$1,555	$1,163

During the nine months ended October 3, 2015 and September 27, 2014, the Company did not achieve the performance targets required for outstanding Performance-Based awards to vest and, as of October 3, 2015, any future vesting of the outstanding awards is not probable. Accordingly, no share-based compensation expense related to Performance-Based awards has been recorded. As of January 3, 2015, Performance-Based awards in the form of options to acquire 4.5 million shares of common stock were outstanding.

The Company canceled Performance-Based awards totaling 3.5 million shares of common stock in the nine months ended October 3, 2015. The Company granted Time-Based awards in exchange for the Performance-Based awards and the cancellation and re-granting of awards has been accounted for as a modification of share-based awards. As of October 3, 2015, 1.0 million shares of Performance-Based awards were outstanding, of which 0.3 million shares are subject to vesting upon the achievement of the performance targets.

Share-based compensation expense was recorded in the accompanying condensed consolidated statements of operations as follows (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Cost of sales	$514	$442
Selling, general and administrative	1,041	721

	$1,555	$1,163

Restricted stock units

Awards of shares of restricted stock units are generally issued for no consideration and are subject to vesting over one to five years.

A summary of restricted stock units activity for the nine months ended October 3, 2015 is as follows:

	Number of Shares	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Issued and unvested, January 4, 2015	475,000	4.0	$1,188
Granted	—
Vested	(155,000)
Forfeited, canceled or expired	—

Issued and unvested, October 3, 2015	320,000	2.0	$1,440

Shares expected to vest, October 3, 2015	320,000	2.0	$1,440

At October 3, 2015, there is $0.8 million of unrecognized share-based compensation expense yet to recognize related to restricted stock units, which is expected to be recognized over the next 2.0 years.

Stock options

A summary of stock option activity for the nine months ended October 3, 2015 is as follows:

	Number of shares	Weighted average exercise price per share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 4, 2015	12,708,455	$2.77	6.2	$391
Granted	3,205,000	3.55	9.6
Canceled	(3,458,886)	2.92	4.9
Forfeited	(442,336)	2.64	7.7

Outstanding at October 3, 2015	12,012,233	$2.94	6.9	$18,843

Vested or expected to vest at October 3, 2015	10,526,511	$2.94	6.9	$16,569

Exercisable at October 3, 2015	5,168,214	$2.86	4.9	$8,596

The weighted-average assumptions used for calculating the fair value of stock options granted during the nine months ended October 3, 2015 is as follows:

Expected term to exercise (in years)	6.5
Expected volatility	25.92%
Risk-free rate	1.70%
Dividend yield	—%

At October 3, 2015, there is $3.7 million of unrecognized share-based compensation expense attributed to Time-Based awards that is expected to be recognized over 3.8 years, the remaining weighted average vesting period for Time-Based awards. In addition, at October 3, 2015, there is $0.3 million of unrecognized share-based compensation expense attributed to Performance-Based awards that may be recognized over 2.6 years should the underlying performance targets become probable.

Director’s Deferred Compensation Plan

The Company maintains a Directors’ Deferred Compensation Plan (the “Directors’ Plan”) for all non-employee directors. The Plan allows each non-employee director to elect to defer receipt of all or a portion of their annual directors’ fees to a future date or dates. Any amounts deferred under the Directors’ Plan are credited to a phantom stock account. The number of phantom shares of common stock credited to each director’s phantom stock account is determined based on the amount of the compensation deferred during any given year, divided by the then fair market value per share of the common stock as determined in the good faith discretion by the Company’s Board of Directors, or $4.50 at October 3, 2015. During the nine months ended October 3, 2015, compensation expense related to the Directors’ Plan of $0.6 million and for the nine months ended September 27, 2014, compensation expense related to the Directors’ Plan was $0.1 million.

11. Income Taxes

The Company provides for deferred income taxes resulting from temporary differences between financial and taxable income as well as current taxes attributable to the states and foreign jurisdictions in which the Company is required to pay income taxes. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company has not provided for U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries, as these earnings have been permanently reinvested or would be offset by foreign tax credits or net operating losses.

For the nine months ended October 3, 2015 and September 27, 2014, the Company recognized income tax expense of $3.1 million and income tax benefit of $40.0 million, respectively, which included $0.3 million deferred tax benefit and $2.2 million of deferred tax expense, respectively, related to the amortization of goodwill for tax purposes, zero and $10.8 million, respectively, of deferred income tax benefit related to the first quarter 2014 impairment of the “Accellent Trade Name” and related amortization, and $2.7 million and $2.3 million, respectively, of state, foreign, and other taxes. In addition, the Company recognized a $33.7 million deferred income tax benefit from the partial release of the previously recorded valuation allowance on its net deferred tax assets in the nine months ended September 27, 2014.

The Company assessed the positive and negative evidence bearing upon the realizability of its deferred tax assets and, based on an assessment of this evidence, concluded in the nine months ended September 27, 2014 that $33.7 million of deferred tax assets would be recognized as a result of future reversal of deferred tax liabilities associated with definite lived assets recorded in the accounting for the Lake Region Medical Acquisition. The Company concluded that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets. As a result, a valuation allowance on substantially all of the net deferred tax assets has been provided, after considerations for deferred tax liabilities for goodwill, which will not be a future source of income.

The Company continues to believe that it is more likely than not that the Company will not recognize the full benefits of its domestic federal and state deferred tax assets. As a result, the Company continues to provide a valuation allowance on substantially all of its net deferred tax assets. The Company will continue to assess the ability to generate taxable income during future periods in which the Company’s deferred tax assets may be realized. If and when the Company believe it is more likely than not that the Company will recover its deferred tax assets, the Company will reverse the valuation allowance as an income tax benefit in its condensed consolidated statement of operations, which will affect our results of operations.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax law and regulations and require significant judgment to apply. There are no current income tax audits by U.S. federal, state, and local, or non-U.S. tax authorities. The tax years ended December 31, 2007 through 2015 remain subject to examination by major tax jurisdictions. However, since the Company has net operating loss carryforwards, which may be utilized in future years to offset taxable income, those years may also be subject to review by relevant taxing authorities if utilized, notwithstanding that the statute for assessment may have closed.

12. Related Party Transactions

The Company maintains a management services agreement with its principal equity owner, KKR & Co. L.P. (“KKR”) pursuant to which KKR provides certain structuring, consulting and management advisory services. The Company incurred management fees and related expenses pursuant to this agreement of $1.2 million for each of the nine months ended October 3, 2015 and September 27, 2014. As of October 3, 2015 and January 3, 2015, the Company owed KKR $0.4 million for each period for unpaid management fees which are included in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheets. The Company has also historically utilized the services of Capstone Consulting LLC (“Capstone”), an entity affiliated with KKR. The Company incurred fees and expenses related to Capstone of $0.6 million for the nine months ended October 3, 2015 and $1.0 million for the nine months ended September 27, 2014. At January 3, 2015, the Company owed Capstone $0.2 million.

In addition to the above, entities affiliated with KKR Asset Management, an affiliate of KKR, held approximately $27.4 million principal amount of the First Lien term loan at October 3, 2015 and $29.8 million and $16.5 million principal amount of the First Lien and Second Lien, respectively, term loans at January 3, 2015.

The Company utilizes the services of SunGard Data Systems, Inc. (“SunGard”), a provider of software and information processing solutions, which is privately owned by a consortium of private equity sponsors, including KKR and Bain Capital. The Company maintains an agreement with SunGard to provide information systems hosting services for the Company. The Company incurred $0.6 million in fees in connection with this agreement for the nine months ended October 3, 2015 and September 27, 2014. At October 3, 2015 and January 3, 2015, the Company owed SunGard $0.1 million.

13. Fair Value Measurements

The Company determines fair value utilizing a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value. In general, fair values determined using Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined using Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s interest rate swap and cap agreements are recorded as derivative liabilities in the accompanying condensed consolidated balance sheets, the fair value of which are determined based upon forward yield curves.

The following tables provide a summary of the financial liabilities recorded at fair value at October 3, 2015 and January 3, 2015 (in thousands):

		Fair Value Measurements at October 3, 2015 Determined Using
	Total Carrying Value at October 3, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities	$8,836	$—	$8,836	$—

		Fair Value Measurements at January 3, 2015 Determined Using
	Total Carrying Value at January 3, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities	$3,253	$—	$3,253	$—

For other instruments, the estimated fair value has been determined by the Company using available market information; however, considerable judgment is required in interpreting market data to develop these estimates. The methods and assumptions used to estimate the fair value of each class of financial instruments is as set forth below:

•	Accounts receivable and accounts payable—The carrying amounts of these items are a reasonable estimate of their fair values at October 3, 2015 and January 3, 2015 based on the short-term nature of these items.

•	Borrowings under the First Lien due 2021—Borrowings under the First Lien bear interest at an all-inclusive interest rate of 4.5% which includes a 3.5% margin, and a 1% LIBOR floor. The Company entered into a 1-month LIBOR contract with a 1% LIBOR floor, which expires in October 2015. The Company intends to carry the First Lien until maturity. At October 3, 2015, the fair value of the First Lien was approximately 100.0%, or $822.5 million. The fair value of the Company’s First Lien was estimated using inputs derived principally from market observable data, also referred to as Level 2 inputs.

•	Borrowings under the Second Lien Notes due 2022—Borrowings under the Second Lien bear interest at an all-inclusive interest rate of 7.5% per annum, which includes a 6.5% margin, and a 1% LIBOR floor. The Company has entered into a 1-month LIBOR contract with a 1% LIBOR floor, which expires in October 2015. The Company intends to carry the Second Lien until maturity. At October 3, 2015, the fair value of the Second Lien was approximately 100.63%, or $221.4 million, compared to their carrying value of $220.0 million. The fair value of the Company’s Second Lien was estimated using inputs derived principally from market observable data, also referred to as Level 2 inputs.

14. Commitments and Contingencies

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business, including with respect to environmental matters. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

In June 2015, the Company entered into a new facility lease in Trenton, Georgia. The lease term spans 15 years, commencing upon the completion of construction activities in the first quarter of fiscal year 2016. The lease is subject to 3 successive renewal periods of 5 years each. The minimum annual lease commitment ranges from $0.7 million in the first year to $1.0 million in the 15th year for a total minimum lease commitment of $12.7 million. The lease includes certain lease incentives.

15. Environmental Matters

The Pennsylvania Department of Environmental Protection (“DEP”) filed a petition for review with the U.S. Court of Appeals for the District of Columbia Circuit challenging recent amendments to the U.S. Environmental Protection Agency (“EPA”) National Air Emissions Standards for hazardous air pollutants from halogenated solvent cleaning operations. These revised standards exempt three industry sectors (aerospace, narrow tube manufacturers and facilities that use continuous web-cleaning and halogenated solvent cleaning machines) from facility emission limits for trichloroethylene (“TCE”) and other degreaser emissions. The EPA has agreed to reconsider the exemption. The Company’s Collegeville facility meets current EPA control standards for TCE emissions and is exempt from the new lower TCE emission limit since the Company manufactures narrow tubes. As part of efforts to lower TCE emissions, the Company is implementing a process that will reduce the Company’s TCE emissions generated by its Collegeville facility. However, this process will not reduce TCE emissions to the levels required should a new standard become law. In addition, with regard to groundwater matters associated with the Company’s Collegeville facility, the Company has submitted a proposed Post Remediation Care Plan (“PRCP”) with a corresponding Environmental Covenant (“EC”) to the EPA. Upon EPA approval of the PRCP and EC, the current Administrative Consent Order associated with the Collegeville facility will be terminated. The Company’s obligations under the proposed PRCP include the continued operation and maintenance of the on-site groundwater extraction and treatment system and annual sampling of a defined set of groundwater wells as a means to monitor contaminant containment within approved boundaries.

At each of October 3, 2015 and January 3, 2015, the Company maintained a reserve for environmental liabilities of $1.2 million and $1.3 million, respectively, included in accrued expenses and other liabilities. The Company expects to pay $0.1 million during the balance of 2015.

In January 2015, the Company was notified by the New Jersey Department of Environmental Protection (“NJDEP”) of its intent to revoke a no further action determination made by the NJDEP in favor of the Company in 2002 pertaining to the property on which the Company operated a manufacturing facility starting in 1971 (the “Kleiner Property”). The Company sold the Kleiner Property in 2004 and vacated the facility in 2007. The Company is cooperating with the NJDEP and believes the NJDEP’s notice of intent is unwarranted. In December 2014, the current owner of the Kleiner Property commenced litigation against the Company and an executive officer of the Company, and other unrelated third parties, alleging that the defendants caused or contributed to alleged groundwater contamination beneath the Kleiner Property. The Company denies all of the allegations made by the current owner, and the Company is presently asserting a vigorous defense to the allegations. The Company has concluded that it is not probable that a liability has been incurred and, as such, no liability has been recorded as of October 3, 2015.

16. Changes in Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss for the nine months ended October 3, 2015 (in thousands):

	Defined Benefit Pension Items	Unrealized Gains and Losses on Derivatives	Foreign Currency Items	Total
Balance at January 4, 2015	$(2,704)	$(3,254)	$(35,113)	$(41,071)
Other comprehensive loss before reclassifications	—	(6,110)	(14,303)	(20,413)
Amounts reclassified from accumulated other comprehensive loss	—	527	—	527

Net current-period other comprehensive loss	—	(5,583)	(14,303)	(19,886)

Balance at October 3, 2015	$(2,704)	$(8,837)	$(49,416)	$(60,957)

The following table summarizes the changes in accumulated other comprehensive loss for the nine months ended September 27, 2014 (in thousands):

	Defined Benefit Pension Items	Unrealized Gains and Losses on Derivatives	Foreign Currency Items	Total
Balance at January 1, 2014	$(957)	$—	$(229)	$(1,186)
Other comprehensive income loss before reclassifications	—	(468)	(21,756)	(22,224)
Net current-period other comprehensive loss	—	(468)	(21,756)	(22,224)

Balance at September 27, 2014	$(957)	$(468)	$(21,985)	$(23,410)

17. Segments, Geographic Information and Significant Customers

Segments

The Company has organized its business into the AS Segment and C&V Segment. In the AS Segment, the Company manufactures a broad range of products for its customers, which primarily consist of medical devices, components, and instruments. These products are used in minimal invasive surgery, endoscopy, orthopedics, drug delivery, and other general surgery applications including spinal surgery, arthroscopy and joint preservation and reconstruction. Advanced surgical instruments typically consist of a handle/hand-piece, a rigid/flexible tube and an electromechanical or mechanical end piece. In the C&V Segment, the Company manufactures a broad range of products for its customers which primarily consist of devices used in i) interventional vascular therapies that include cardiovascular, neurovascular and peripheral catheters, guidewires and delivery systems; ii) cardiac rhythm management that includes pacemakers, implantable defibrillators, and cardiac leads; iii) neuromodulation that includes neurostimulation devices and leads and catheter systems for pain management; and iv) cardiac surgery that includes transcatheter heart valve systems, heart valve components and surgical tools.

Included in the C&V Segment are the results of Lake Region, which was acquired on March 12, 2014. Lake Region is an original development manufacturer of minimally invasive devices and delivery systems to the cardiology and endovascular markets.

The Company allocates resources based on revenues as well as earnings before interest, taxes, depreciation, amortization, and other specific and non-recurring items (“Adjusted EBITDA”) of each segment. Those expenses not allocable to each segment include non-allocable overhead costs, selling, general and administrative expenses, including human resources, legal, finance, information technology, general and administrative expenses. Non-allocable expenses also include the amortization of intangible assets and certain restructuring expenses. Corporate services assets include intangible assets, deferred tax assets and liabilities, cash and cash equivalents, debt and other non-allocated assets.

The Company’s net sales and Adjusted EBITDA by segment as well as a reconciliation of Total Adjusted EBITDA to the consolidated income (loss) from continuing operations before provision for income taxes for the periods ended October 3, 2015 and September 27, 2014, is as follows (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Net sales:
Cardio & Vascular	$447,607	$385,894
Advanced Surgical	162,571	166,848
Intersegment	(3,831)	(3,647)

Total net sales	$606,347	$549,095

Adjusted EBITDA:
Cardio & Vascular	$119,403	$91,986
Advanced Surgical	17,617	25,553
Corporate Services	(22,069)	(17,421)

Total Adjusted EBITDA	$114,951	$100,118

Reconciliation of Adjusted EBITDA to income (loss) before provision for income taxes
Impairment of trade name	$—	$(26,800)
Interest expense, net	(44,578)	(47,082)
Depreciation and amortization	(36,394)	(37,057)
Impact of inventory valuation step-up in an acquisition	—	(6,263)
Share-based compensation - employees	(1,555)	(1,130)
Share-based compensation - non-employees	(571)	(90)
Employee severance and relocation	(1,851)	(1,009)
Restructuring expenses	(3,020)	(1,652)
Merger costs & other	(298)	(5,704)
Integration costs	(4,302)	(3,433)
Plant closure costs & other	(4,709)	—
Currency loss	(4,030)	(289)
(Loss) gain on disposal of property and equipment	(333)	16
Other taxes	(193)	(232)
Loss on debt extinguishment	—	(53,422)
Sarbanes-Oxley related preparation	(473)	(69)
Management fees to stockholder	(1,164)	(1,107)

Total adjustments	(103,471)	(185,323)

Income (loss) before provision for income taxes	$11,480	$(85,205)

The Company’s capital expenditures by segment are as follows (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Cardio & Vascular	$10,145	$12,624
Advanced Surgical	11,805	9,377
Corporate	1,179	177

Total capital expenditures	$23,129	$22,178

The Company’s assets by segment are as follows (in thousands):

	As of
	October 3, 2015	January 3, 2015
Cardio & Vascular	$1,037,851	$1,041,551
Advanced Surgical	189,640	178,709
Corporate Services	114,367	125,500

Total assets	$1,341,858	$1,345,760

Geographic Information

The following table presents net sales by country or geographic region based on the location of the customer and in order of significance for the nine months ended October 3, 2015 and September 27, 2014 (in thousands):

	Nine Months Ended
	October 3, 2015	September 27, 2014
Net sales:
United States of America	$466,983	$412,995
Ireland	26,490	32,472
Germany	31,089	30,300
Central and South America	33,706	27,736
Belgium	14,662	9,062
Asia Pacific	9,559	7,741
United Kingdom	4,179	4,356
Switzerland	2,117	5,044
Eastern Europe	4,531	4,136
Sweden	23	4,357
France	3,254	2,883
Netherlands	3,180	2,216
Rest of World	6,574	5,797

Total	$606,347	$549,095

Property, plant and equipment, based on the location of the assets, were as follows (in thousands):

	As of
	October 3, 2015	January 3, 2015
Property, plant and equipment, net:
United States	$121,765	$123,012
Ireland	35,066	39,203
Germany	12,007	12,201
Asia	8,989	11,098
Mexico	6,526	1,123

Total	$184,353	$186,637

Customer Concentrations

Substantially all of the Company’s sales were derived from medical device manufacturing companies. For the nine months ended October 3, 2015 and September 27, 2014, the Company’s ten largest customers accounted for approximately 74% of its consolidated net sales.

Percentages of net sales from all greater than 10% customers are as follows:

Net Sales	Nine Months Ended
	October 3, 2015	September 27, 2014
Customer A	17%	18%
Customer B	14	15
Customer C	15	14
Customer D	14	13

Customers with 10% or greater concentration in accounts receivable are as follows:

Accounts Receivable	As of
	October 3, 2015	January 3, 2015
Customer A	16%	14%
Customer B	19	11
Customer C	13	*
Customer D	12	*

No other customer represented more than 10% of revenue or accounts receivable in the periods presented in the accompanying condensed consolidated financial statements.

18. Subsequent Events

Management has evaluated subsequent events involving the Company for potential recognition or disclosure in the accompanying consolidated financial statements through April 28, 2016. Subsequent events are events or transactions that occur after the balance sheet date but before the accompanying consolidated financial statements are issued.

On October 27, 2015, Greatbatch, Inc. (“Greatbatch”) completed an acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of August 27, 2015, by and among the Greatbatch, Provenance Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Greatbatch (“Merger Sub”) and the Company (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Greatbatch (the “Merger”). Greatbatch acquired the Company for approximately $1.7 billion in cash and stock whereby Greatbatch paid approximately $478.5 million in cash to Company stockholders, issued an aggregate of 5.1 million shares of common stock and options to Company stockholders and assumed approximately $1.0 billion of the Company’s net debt.